Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

BRUKER CORPORATION,

BIRD MERGERSUB CORPORATION

and

PHENOMEX INC.

Dated as of August 17, 2023

ARTICLE I THE TRANSACTIONS		- 2 -
Section 1.01	The Offer	- 2 -
Section 1.02	Company Actions	- 6 -
Section 1.03	The Merger	- 7 -
Section 1.04	Closing	- 7 -
Section 1.05	Effective Time	- 7 -
Section 1.06	Merger Without Meeting of Stockholders	- 7 -
Section 1.07	Effects of the Merger	- 8 -
Section 1.08	Certificate of Incorporation and Bylaws of the Surviving Corporation	- 8 -
Section 1.09	Directors and Officers of the Surviving Corporation	- 8 -
ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; EQUITY-BASED AWARDS		- 8 -
Section 2.01	Effect on Capital Stock	- 8 -
Section 2.02	Exchange of Certificates and Book Entry Shares	- 9 -
Section 2.03	Company Equity Awards	- 12 -
Section 2.04	Payments with Respect to Company Equity Awards	- 13 -
Section 2.05	Company ESPP	- 13 -
Section 2.06	Adjustments	- 13 -
Section 2.07	Appraisal Rights	- 14 -
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 14 -
Section 3.01	Organization; Standing; Subsidiaries	- 15 -
Section 3.02	Capitalization	- 15 -
Section 3.03	Authority; Voting Requirements	- 17 -
Section 3.04	Non-contravention	- 18 -
Section 3.05	Governmental Approvals	- 18 -
Section 3.06	Company SEC Documents; Undisclosed Liabilities	- 19 -
Section 3.07	Information Supplied; Schedule 14D-9	- 20 -
Section 3.08	Absence of Certain Changes	- 20 -
Section 3.09	Legal Proceedings	- 21 -
Section 3.10	Compliance with Laws; Permits	- 21 -
Section 3.11	Tax Matters	- 21 -
Section 3.12	Employee Benefits	- 23 -
Section 3.13	Labor Matters	- 25 -
Section 3.14	Environmental Matters	- 25 -
Section 3.15	Intellectual Property	- 26 -
Section 3.16	No Rights Agreement; Anti-Takeover Provisions	- 27 -
Section 3.17	Real Property	- 27 -
Section 3.18	Contracts	- 28 -
Section 3.19	FCPA; Anti-Corruption; Sanctions	- 29 -
Section 3.20	Regulatory Matters	- 31 -
Section 3.21	Insurance	- 32 -
Section 3.22	Trade Compliance.	- 32 -
Section 3.23	Opinion of Financial Advisors	- 33 -
Section 3.24	Brokers and Other Advisors	- 33 -
Section 3.25	No Other Representations or Warranties	- 33 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		- 34 -
Section 4.01	Organization; Standing	- 34 -
Section 4.02	Authority	- 34 -
Section 4.03	Non-contravention	- 35 -
Section 4.04	Governmental Approvals	- 35 -
Section 4.05	Ownership and Operations of Merger Sub	- 35 -
Section 4.06	Sufficiency of Funds	- 36 -
Section 4.07	Brokers and Other Advisors	- 36 -
Section 4.08	Information Supplied; Offer Documents	- 36 -
Section 4.09	Legal Proceedings	- 36 -
Section 4.10	Ownership of Company Securities	- 37 -
Section 4.11	No Other Company Representations or Warranties; Non-Reliance	- 37 -
ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS		- 38 -
Section 5.01	Conduct of Business	- 38 -
Section 5.02	Non-Solicitation; Change in Recommendation	- 41 -
Section 5.03	Efforts	- 46 -
Section 5.04	Public Announcements	- 47 -
Section 5.05	Access to Information; Confidentiality	- 48 -
Section 5.06	Indemnification and Insurance	- 48 -
Section 5.07	Rule 16b-3	- 50 -
Section 5.08	Treatment of Company Warrant	- 50 -
Section 5.09	Obligations of Merger Sub	- 50 -
Section 5.10	Resignations	- 51 -
Section 5.11	Employee Matters	- 51 -
Section 5.12	Transaction Litigation	- 53 -
Section 5.13	Stock Exchange De-listing	- 53 -
Section 5.14	Rule 14d‑10 Matters	- 53 -
Section 5.15	Transfer Taxes	- 53 -
Section 5.16	Notice of Certain Events	- 53 -
ARTICLE VI CONDITIONS TO THE MERGER		- 54 -
Section 6.01	Conditions to Each Party’s Obligation To Effect the Merger	- 54 -
ARTICLE VII TERMINATION		- 54 -
Section 7.01	Termination	- 54 -
Section 7.02	Effect of Termination	- 56 -
Section 7.03	Termination Fees	- 56 -
ARTICLE VIII MISCELLANEOUS		- 57 -
Section 8.01	No Survival of Representations and Warranties	- 57 -
Section 8.02	Amendment or Supplement	- 57 -
Section 8.03	Extension of Time, Waiver, Etc.	- 57 -
Section 8.04	Assignment	- 58 -
Section 8.05	Counterparts	- 58 -
Section 8.06	Entire Agreement; No Third Party Beneficiaries	- 58 -
Section 8.07	Governing Law; Jurisdiction	- 58 -
Section 8.08	Specific Enforcement	- 59 -
Section 8.09	WAIVER OF JURY TRIAL	- 60 -

Section 8.10	Notices	- 60 -
Section 8.11	Severability	- 61 -
Section 8.12	Definitions	- 61 -
Section 8.13	Fees and Expenses	- 70 -
Section 8.14	Interpretation	- 70 -

Annex

Annex I	Conditions to the Offer

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Schedule

Schedule A	Directors and Officers of Surviving Corporation

This AGREEMENT AND PLAN OF MERGER, dated as of August 17, 2023 (as amended, modified or restated, this “Agreement”), is by and among Bruker Corporation, a Delaware corporation (“Parent”), Bird Mergersub Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PhenomeX Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), a cash tender offer to acquire any and all of the outstanding shares of the Company Common Stock for $1.00 per share (such amount, or any other amount per share paid in such offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest (such offer, as may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”);

WHEREAS, the parties intend that, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”), and pursuant to the Merger each share of Company Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be cancelled and converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Offer, the Merger and the Company Support Agreements, (b) determined that it is fair to and in the best interests of the Company and its stockholders for the Company to enter into this Agreement and to consummate the Transactions, and declared this Agreement and the Transactions advisable and (c) resolved to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Offer and the Merger;

WHEREAS, the Board of Directors of Merger Sub has (a) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Offer and the Merger, (b) determined that it is fair to and in the best interests of Merger Sub and Parent in its capacity as the sole stockholder of Merger Sub for Merger Sub to enter into this Agreement and declared this Agreement advisable, (c) directed that Merger Sub submit this Agreement to Parent, in its capacity the sole stockholder of Merger Sub, for adoption by written consent and (d) resolved to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent following its execution;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company have entered into a loan agreement (the “Parent Loan Agreement”) pursuant to which Parent has agreed to loan to the Company an aggregate principal amount of up to $14,000,000;

WHEREAS, in order to induce Parent to enter into this Agreement and to cause the Transactions to be consummated, Igor Khandros and Susan Bloch are executing concurrently with the execution and delivery of this Agreement a support agreement in favor of Parent (the “Company Support Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Transactions

Section 1.01     The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Article VII, within ten Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d‑2 under the Exchange Act) the Offer.

(b)          In accordance with the terms and conditions of this Agreement, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) by Merger Sub of the conditions set forth in Annex I (collectively, the “Offer Conditions”) and, for the avoidance of doubt, no other conditions, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (but in any event within three Business Days (calculated as set forth in Rule 14d‑1(g)(3) under the Exchange Act) thereafter) pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer at a price per share of Company Common Stock equal to the Offer Price, net to the seller in cash, without interest. The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for Company Common Stock tendered pursuant to the Offer, shall be subject only to the terms and conditions of this Agreement and to the satisfaction, or waiver (to the extent such waiver is permitted by applicable Law) by Merger Sub, of the Offer Conditions.

(c)         The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement and subject only to the Minimum Condition and the other Offer Conditions.  Merger Sub expressly reserves the right (in its sole discretion) to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided that unless otherwise expressly provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose any conditions to the Offer that are in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects the holders of Company Common Stock or that makes such Offer Conditions more difficult to satisfy without the consent of the Company, not to be unreasonably withheld, delayed or conditioned, (G) except as otherwise required or expressly permitted by Section 1.01(e), extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the holders of Company Common Stock.  The Offer may not be terminated prior to its scheduled Expiration Time unless this Agreement is terminated in accordance with Article VII.

(d)          The Offer shall expire at one minute after 11:59 p.m. New York City time on the date that is 20 Business Days (calculated in accordance with Rule 14d‑1(g)(3) under the Exchange Act) following (and including the day of) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)         Subject to the parties’ respective rights to terminate the Agreement pursuant to Article VII, Merger Sub may, without the Company’s consent, or shall, as applicable, extend the Offer from time to time as follows (and Merger Sub shall not, and Parent shall not permit Merger Sub to, extend the Offer in any manner except as required or expressly permitted pursuant to this Section 1.01(e)):

(i)           if, at the then-scheduled Expiration Time, each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived by Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law) and the Minimum Condition shall not have been satisfied, then Merger Sub may elect to (and if so requested by the Company shall) extend the Offer on one or more occasions in consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Merger Sub), but no more than ten Business Days each (each such increment to end at 5:00 p.m., New York City time, on the last Business Day of such increment) (or such other duration as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Condition(s); provided that the Company shall not request Merger Sub to, and Merger Sub shall not be required to, extend the Offer pursuant to this sentence on more than three occasions; provided, further, that Merger Sub shall not be required to extend the Offer to a date later than the Outside Date;

(ii)        if, at the then-scheduled Expiration Time, any Offer Condition (other than the Minimum Condition) shall not have been satisfied or waived by Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), then Merger Sub may elect to (and if so requested by the Company shall) extend the Offer on one or more occasions in consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Merger Sub), but no more than ten Business Days each (each such increment to end at 5:00 p.m., New York City time, on the last Business Day of such increment) (or such other duration as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Condition(s); provided that Merger Sub shall not be required to extend the Offer to a date later than the Outside Date; and

(iii)        Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Global Select Market (the “Nasdaq”) or its staff (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price).

Notwithstanding the foregoing, in the event that, as a result of the extension of the Offer in accordance with the provisions of this Section 1.01(e), the Expiration Time would occur on the date that is the Outside Date, the Expiration Time shall instead occur at 5:00 p.m., New York City time, on the Business Day immediately preceding the Outside Date.

(f)          If between the date of this Agreement and the Offer Acceptance Time the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Offer Price shall be equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 5.01.

(g)          In the event that this Agreement is terminated in accordance with Article VII, Merger Sub shall (and Parent shall cause Merger Sub to) as promptly as practicable (and in any event within two Business Days of such termination) irrevocably and unconditionally terminate the Offer, and shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Parent or Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(h)         As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) that will include as exhibits the Offer to Purchase, form of related letter of transmittal, summary advertisement and other ancillary documents and instruments pursuant to which the Offer will be made (the Schedule TO, together with all documents included therein pursuant to which the Offer will be made, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities Laws.  Merger Sub may, but shall not be required to, provide guaranteed delivery procedures for the tender of shares of Company Common Stock in the Offer provided, however, that if Merger Sub provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures (and such shares of Company Common Stock shall be deemed to be validly tendered) if and only if shares of Company Common Stock subject to such guarantees have been received by, or on behalf of, Merger Sub as of the Expiration Time. The Company shall provide to Parent or Merger Sub all information concerning the Company and the Company’s Subsidiaries as may be reasonably requested by Parent or Merger Sub in connection with the Offer Documents and shall otherwise reasonably assist and cooperate with Parent and Merger Sub in the preparation of the Offer Documents and the resolution of any comments thereto received from the SEC.  No representation, warranty or covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.  Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Offer Documents as promptly as reasonably practicable if and to the extent such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall notify the Company promptly on the receipt of any comments or communications from the SEC (whether written or oral) and of any request by the SEC for amendments or supplements to the Offer Documents and shall supply the Company with copies of all written correspondence between Parent, Merger Sub or any of their respective Representatives, on the one hand, and the SEC, on the other hand, with respect to the Offer Documents.  Parent and Merger Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Offer Documents and to resolve such comments with the SEC.  Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, Parent and Merger Sub shall provide the Company with a reasonable opportunity to review and to propose comments on such document or response, which Parent and Merger Sub shall consider in good faith.

(i)          As reasonably requested by the Company, Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer and, on the Company’s written request, provide (or cause its transfer agent to provide) to the Company as soon as reasonably practicable with the most recent report in its possession from the Depository Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 1.02     Company Actions.

(a)         As promptly as practicable on the day that the Offer is commenced, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, concurrently with or following the filing of the Schedule TO, file with the SEC and disseminate to holders of shares of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.02, shall contain the Company Board Recommendation.  The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Common Stock, as and to the extent required by federal securities laws, including the Exchange Act.  The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with applicable requirements of the Exchange Act.  The Schedule 14D‑9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC.  The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL.  Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Schedule 14D‑9 and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Schedule 14D-9 and the resolution of any comments thereto received from the SEC.  Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Schedule 14D-9 as promptly as reasonably practicable if and to the extent such information shall have become false or misleading in any material respect.  The Company shall notify Parent promptly on the receipt of any comments or communications from the SEC (whether written or oral) and of any request by the SEC for amendments or supplements to the Schedule 14D-9 and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Schedule 14D-9.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 14D-9 and to resolve such comments with the SEC.  Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b)         In connection with the Offer, from time to time or as reasonably requested by Parent, Merger Sub or their Representatives, the Company shall (or shall cause its transfer agent to) promptly (and in no event later than five Business Days prior to the date of commencement of the Offer) furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories as of the most recent practicable date, to the extent known by the Company, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer.  The date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”.  Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their Representatives shall hold in confidence pursuant to the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions (provided, for the avoidance of doubt, that the Company consents to the use by Parent and Merger Sub of such information as is necessary to communicate the Offer and the Merger to the holders of Company Common Stock, and acknowledges that such use does not constitute a breach of any provision of the Confidentiality Agreement).  If this Agreement shall be terminated, Parent and Merger Sub shall, on request, deliver, and shall use their reasonable efforts to cause their Representatives to deliver to the Company or destroy (at the Company’s election) all copies and any extracts or summaries from such information then in their possession or control.

(c)        Subject to Section 5.02, the Company consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation.

Section 1.03     The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger.  As a result of the Merger, the Company shall become a direct wholly-owned subsidiary of Parent.  The Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 1.04    Closing.  The closing of the Merger (the “Closing”) shall take place electronically by exchange of Closing deliverables at 8:00 a.m., New York City time, as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the shares in the Offer, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing actually takes place is herein referred to as the “Closing Date”.

Section 1.05    Effective Time.  Subject to the provisions of this Agreement, concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.06    Merger Without Meeting of Stockholders.  The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 1.07     Effects of the Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.08     Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).  The parties hereto shall take all necessary actions so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).

Section 1.09   Directors and Officers of the Surviving Corporation.  The directors and officers of the Surviving Corporation immediately following the Effective Time shall be as set forth on Schedule A.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Awards

Section 2.01    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the outstanding shares of the common stock, par value $0.00005 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)        Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)         Cancellation of Certain Shares.  Each share of Company Common Stock that (i) is owned by the Company as treasury stock, (ii) is owned directly by Parent or Merger Sub, (iii) is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub or (iv) was irrevocably accepted for payment by Merger Sub in the Offer, in each case as of immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)         Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Restricted Stock to be treated in accordance with Section 2.03(b), (ii) Appraisal Shares to be treated in accordance with Section 2.07 and (iii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted into, and shall thereafter represent only, the right to receive the Offer Price, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of any non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor on surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).

Section 2.02     Exchange of Certificates and Book Entry Shares.

(a)         Paying Agent.  Prior to the Offer Acceptance Time, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of shares of Company Common Stock to receive the aggregate Offer Price in accordance with Section 1.01(b) and to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the aggregate Merger Consideration in accordance with this Article II and (ii) enter into an agreement with such bank or trust company relating to the Depository Agent’s and the Paying Agent’s responsibilities with respect thereto in a form reasonably acceptable to the Company (the “Paying Agent Agreement”).  At or prior to the Offer Acceptance Time, Parent shall deposit or shall cause to be deposited with the Depository Agent an amount in cash sufficient to pay the aggregate Offer Price payable pursuant to Section 1.01(b) and at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.01(c) (such cash deposited with the Depository Agent and the Paying Agent being hereinafter referred to, collectively, as the “Payment Fund”).  Parent shall or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Payment Fund is at all times maintained at a level sufficient for the Depository Agent to make all payments of the Offer Price in accordance with Section 1.01(b) and for the Paying Agent to make all payments of Merger Consideration in accordance with this Article II, which such additional funds shall be deemed to be part of the Payment Fund.  Any interest and other income resulting from any investments of the Payment Fund by parent shall be paid to, and be the property of, Parent.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Offer Price or the Merger Consideration as provided herein.

(b)          Payment Procedures.

(i)           Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of (A) Company Common Stock represented by a Certificate or (B) Book-Entry Shares not held, directly or indirectly, through DTC (in each case, other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b), shares of Company Restricted Stock and Appraisal Shares) (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares, as applicable, shall pass only on surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.02(d)) or such Book-Entry Shares, as applicable, to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to such Book-Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (2) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.02(d)) or such Book-Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii)        With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees, as promptly as practicable after the Effective Time, on surrender of shares of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b), shares of Company Restricted Stock and Appraisal Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration into which such shares are converted pursuant to Section 2.01(c).

(iii)         On surrender of shares of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b), shares of Company Restricted Stock and Appraisal Shares) that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.02(d)) together with the letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) or (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 2.02(b)(ii), the holder of such Certificate (or affidavit of loss in lieu of the Certificates, as provided in Section 2.02(d)) or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.

(iv)         In the case of shares of Company Common Stock that are represented by Certificates, if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(v)         Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c)         Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock on the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)          Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e)         Termination of Payment Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or any of its Affiliates designated by the Surviving Corporation any portion of the Payment Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration, pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)          Withholding.  Parent, Merger Sub, the Surviving Corporation, the Depository Agent and the Paying Agent shall be entitled to deduct and withhold from the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (as amended, the “Code”), or under any provision of state, local or non-U.S. Tax Law; provided that other than with respect to compensatory amounts, Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall provide the Company with reasonable prior notice of any proposed withholding and cooperate in good faith to provide any documentation or information available to reduce or eliminate such withholding.  Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.04, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03    Company Equity Awards.  Prior to the Offer Acceptance Time, the Company or Company Board (or, if applicable, any committee thereof administering the Company Equity Plans), as applicable, shall adopt such resolutions and take such other actions as may be necessary or appropriate to effectuate the following treatment of the Company Equity Awards:

(a)          each option to purchase shares of Company Common Stock, whether or not granted under or pursuant to a Company Equity Plan (each, a “Company Option”), outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of immediately prior to the Effective Time, be deemed to be fully vested and shall be canceled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock for which such Company Option has not then been exercised as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option; provided that any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall, as of immediately prior to the Effective Time, be canceled for no consideration and have no further force or effect;

(b)        each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, be deemed to be fully vested and shall be canceled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the Merger Consideration; and

(c)          each restricted stock unit, whether or not granted under or pursuant to a Company Equity Plan (each, a “Company RSU” together with the Company Options and the Company Restricted Stock, the “Company Equity Awards”), outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of immediately prior to the Effective Time, be deemed to be fully vested and shall be canceled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to such award of Company RSUs as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

Section 2.04    Payments with Respect to Company Equity Awards.  Promptly after the Effective Time (but in any event, no later than the first regular payroll date that occurs more than ten Business Days after the Effective Time), the Surviving Corporation shall pay through its payroll (or through the Paying Agent if the former holder is not a current or former employee of the Company or any of its Affiliates) the amounts due to the holders of Company Equity Awards pursuant to Section 2.03; provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

Section 2.05   Company ESPP.  Prior to the Effective Time, the Company or the Company Board (or, if applicable, any committee thereof administering the Company ESPP), as applicable, shall adopt such resolutions and shall take all other necessary and appropriate actions so that (a) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, no later than five Business Days prior to the Effective Time (the “Final Offering”), (b) the Company ESPP shall terminate in its entirety immediately following such purchase and no further purchase rights will be granted under the Company ESPP thereafter.  All shares of Company Common Stock purchased in the Final Offering shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.  From the date of this Agreement through the Effective Time, the Company shall not permit any additional purchase period to commence under the Company ESPP.

Section 2.06     Adjustments.  Without duplication of any adjustment made pursuant to Section 1.01(f), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed, or exchanged for, into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 5.01.

Section 2.07     Appraisal Rights.

(a)          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly exercises and perfects his or her demand for appraisal rights of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon, and such shares shall not be deemed to be Appraisal Shares.  From and after the Effective Time, a holder of Appraisal Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b)         The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL), and Parent shall have the right to participate in all negotiations and Actions with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.  Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company since January 1, 2021 and publicly available at least two Business Days prior to the execution of this Agreement (the “Filed SEC Documents”) other than any disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or in any other section thereof to the extent such disclosure is not a statement of fact and is cautionary, forward-looking or predictive, it being acknowledged that nothing disclosed in a Filed SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.08, Section 3.16 and Section 3.24):

Section 3.01     Organization; Standing; Subsidiaries.

(a)          The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.  True and complete copies of the Company Organizational Documents are included in the Filed SEC Documents.

(b)          Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02     Capitalization.

(a)         The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.00005 per share (“Company Preferred Stock”).  At the close of business on August 14, 2023 (the “Capitalization Date”), (i) 98,982,546 shares of Company Common Stock were issued and outstanding (excluding shares of Company Restricted Stock), (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 17,803,665 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, of which (A) 6,550,872 shares of Company Common Stock were issuable on exercise of outstanding Company Options and (B) 8,199,285 shares of Company Common Stock were issuable on settlement of outstanding Company RSUs, (iv) 193,050 shares of Company Restricted Stock were outstanding, (v) 2,219,062 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (vi) 496,560 shares of Company Common Stock were issuable pursuant to the Company Warrant Certificate and (vii) no shares of Company Preferred Stock were issued or outstanding.  Since the Capitalization Date through the date of this Agreement, the Company has not issued any Company Securities or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock, other than, in each case, pursuant to the vesting, exercise, forfeiture or the withholding of taxes with respect to any Company Equity Awards or purchase rights under the Company ESPP or pursuant to the Company Warrant Certificate.

(b)         Except as described in this Section 3.02, as of the Capitalization Date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold (i)  shares of capital stock of, or other equity or voting interests in, the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) options, warrants, calls, phantom stock, stock appreciation rights or other rights, commitments or agreements to acquire from the Company, or that obligate the Company to issue, deliver or sell, or caused to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or (iv) securities or rights issued by, or other obligations of, the Company, in each case, that are derivative of or provide economic benefit based on the value of any capital stock of the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”).  There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than pursuant to the Company Warrant Certificate, the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards.  Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or to any agreement that grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any Company Securities.  All outstanding shares of Company Common Stock are, and at the time of issuance, all such shares that may be issued upon the exercise of any Company Equity Awards will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)         All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws.  Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, calls, phantom stock, stock appreciation rights or other rights, commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in such Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

(d)          Section 3.02(d) of the Company Disclosure Letter sets forth a complete and accurate list (the “Company Equity Award Schedule”) with respect to each Company Equity Award outstanding as of the Capitalization Date with the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) to the extent permitted by applicable Law, the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award; (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires (if applicable); (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (ix) the applicable vesting schedule; (x) for each holder who is not a current employee of the Company or any of the Company’s Subsidiaries, whether such Person has ever been an employee of the Company or any of the Company’s Subsidiaries; and (xi) the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence.  The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards.  The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.  All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Documents in accordance with GAAP and with all applicable Laws, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).  The Company shall provide Parent with an updated Company Equity Award Schedule to reflect any changes within five Business Days prior to the Effective Time.  Other than the Company Equity Awards, there are no outstanding stock appreciation, phantom stock, performance unit, profit participation or similar rights or equity or equity-based awards with respect to the Company Securities.

(e)         All outstanding Company Equity Awards (i) have been issued and granted in material compliance with: (A) all applicable securities Laws and other applicable Laws, and (B) all requirements set forth in applicable Contracts and Company Plans; and (ii) each such grant was duly authorized no later than the date on which such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date.

Section 3.03     Authority; Voting Requirements.

(a)        The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the Company Board, and, assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, except for filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b)        The Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Offer and the Merger, (ii) determining that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and consummate the Transactions, and declaring this Agreement and the Transactions advisable, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolving to make the Company Board Recommendation, which resolutions have not, except after the date of this Agreement as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

Section 3.04   Non-contravention.  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (a) conflict with or violate any provision (i) of the Company Organizational Documents or (ii) of the similar organizational documents of any of the Company’s Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 3.05 are obtained prior to the Offer Acceptance Time or the Effective Time, as applicable, and the filings and registrations referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Offer Acceptance Time or the Effective Time, as applicable, (i) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Material Contract, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.05     Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 14D-9, (b) compliance with the rules and regulations of Nasdaq, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and (d) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.06     Company SEC Documents; Undisclosed Liabilities.

(a)         The Company has timely filed with, or furnished to, the SEC all material reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since January 1, 2021 (collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of an ongoing SEC review.  None of the Company’s Subsidiaries is required to file or furnish any documents with the SEC.

(b)          The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X or other rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments and the absence of footnotes).

(c)         Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on or reserved against in a consolidated balance sheet of the Company (or the notes thereto), except liabilities (i) reflected on or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.01(b) or (vii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)         The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  As of the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 3.07    Information Supplied; Schedule 14D-9.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents (including any amendments or supplements thereto) will, at the time such Offer Documents (including any amendments or supplements thereto) are filed with the SEC or at the time such Offer Documents (including any amendments or supplements thereto) are first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it is filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.08     Absence of Certain Changes.

(a)          Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto or to any alternative transaction to the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require Parent’s consent pursuant to Section 5.01(b) (other than Section 5.01(b)(i) or Section 5.01(b)(viii) or, with respect to the foregoing clauses, Section 5.01(b)(xvii)).

(b)          Since the Balance Sheet Date, there has not been any Material Adverse Effect.

Section 3.09    Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, claim, arbitration or action (an “Action”) against or, to the Knowledge of the Company, investigation into or audit of the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ, stipulation, declaration or decree of any Governmental Authority (a “Judgment”) imposed on the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 3.09 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising out of this Agreement or any Transaction Litigation.

Section 3.10     Compliance with Laws; Permits.

(a)         The Company and each of its Subsidiaries are, and have been since January 1, 2021, in compliance with all state or federal laws, statutes, ordinances, codes, rules or regulations (“Laws”) applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, accreditations, exemptions, waivers, registrations and similar authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Permit is in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and requirements of each Permit, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There have been no occurrences, events, or proceedings that are pending or, to the Company’s Knowledge, under investigation or threatened, nor has the Company received any written notification, which has resulted in or would reasonably be expected to result in the material limitation, revocation, withdrawal, cancellation, lapse, suspension, debarment or any other materially adverse action against any Permit.

Section 3.11     Tax Matters.

(a)         The Company and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and each such Tax Return is true, complete and correct in all material respects.

(b)          All material Taxes owed by the Company and each of its Subsidiaries that are due, whether or not shown as due on a Tax Return, have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)          As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.  No material U.S., federal, state, local or non-U.S. Actions relating to Taxes are pending or being conducted with respect to the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a certain Tax or file a certain type of Tax Return that the Company or any of its Subsidiaries is subject to such taxation by that jurisdiction or required to file a certain such type of Tax Return in that jurisdiction.

(d)          There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e)          Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(f)          Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), including any liability under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or (ii) as a transferee or successor.

(g)          Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Contract a primary purpose of which is to allocate responsibility for Tax liabilities, other than Contracts solely among the Company and its Subsidiaries.

(h)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(i)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011‑4(b)(2).

(j)         The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  The Company and its Subsidiaries do not have any unpaid Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or its Subsidiaries to any employee or individual service provider but have been deferred as permitted under the Coronavirus Aid, Relief, and Economic Security Act, as it may be amended or modified (the “CARES Act”).  Neither the Company nor its Subsidiaries has applied for or received any loan established by the CARES Act, including any Small Business Administration Paycheck Protection Program loan.

(k)          Neither the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of (i) any change in the method of accounting made prior to the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition entered into on or prior to the Closing or (iv) any prepaid amount received or deferred revenue accrued prior to the Closing outside of the ordinary course of business.  Neither the Company or any of its Subsidiaries has any liability pursuant to any election made pursuant to Section 965(h) of the Code.

(l)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)        There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with applicable Law relating to unclaimed property or escheat obligations.

Section 3.12     Employee Benefits.

(a)          Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments and supplements thereto and all related trust documents, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each insurance or group annuity contract or other funding vehicle, and (vi) all material, non-ordinary course correspondence to or from any Governmental Authority received in the last three years with respect thereto.

(b)          Each Company Plan has been established, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code, as applicable.  All material contributions with respect to each Company Plan that were required to be made have been made, and all material benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP.  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect any such qualification status of any such Company Plan.  There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to such plan.

(c)       Neither the Company nor any Company Commonly Controlled Entity has maintained, established, sponsored, participated in, or contributed to, or has or had any obligation with respect to, any (i) plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) multiple employer plan described Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case, at any time within the last six years.

(d)          No Company Plan provides benefits or coverage in the nature of health, life or disability insurance or other welfare benefits following retirement or other termination of employment, and neither the Company nor any of its Affiliates has any obligation to provide any such benefits to any current or former employees or other service providers of the Company or any of its Subsidiaries, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law.

(e)         Except as set forth in this Agreement, none of the execution of or the performance under this Agreement or the consummation of the Transactions will, either alone or in combination with another event, (i) result in any payment to or obligation to fund benefits with respect to, accelerate the time of payment or vesting with respect to, or increase the amount of compensation due to, any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (ii) entitle any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, or (iii) limit or restrict the right to merge, terminate, amend, supplement or otherwise modify or transfer the assets of any Company Plan.

(f)         None of the execution of or the performance under this Agreement or the consummation of the Transactions will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Each Company Plan has been operated and administered in material compliance with Section 409A of the Code.  None of the Company nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(g)          Except as set forth on Section 3.12(a) of the Company Disclosure Letter, no material Company Plan covers any employee, consultant or other service provider outside of the United States.

Section 3.13     Labor Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, nor does the Company have Knowledge of any activities, proceedings or demands from any labor union, works council, labor organization or employee association to organize such employees.  There is no pending or, to the Knowledge of the Company, threatened, strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company or any of its Subsidiaries is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 31, 2020, neither the Company nor any of its Subsidiaries has incurred any material liability or obligations with respect to any “mass layoff” or “plant closing” as defined by, and pursuant to, the Worker Adjustment and Retraining Notification Act or any similar U.S. state or local or non-U.S. “plant closing” law (“WARN”) with respect to the current or former employees of the Company or its Subsidiaries.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each current and former employee, officer and other individual service provider of the Company who has created intellectual property has executed a proprietary information and inventions agreement or similar agreement, and, to the Knowledge of the Company, no current or former employees, officers or other individual service providers are or were, as the case may be, in violation thereof.

(e)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of the Company.

Section 3.14    Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and have been since January 1, 2021, in compliance with all Environmental Laws, and the Company has not received any written notice since January 1, 2021 alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws.

Section 3.15     Intellectual Property.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries solely own all right, title and interest in and to the Registered Company Intellectual Property and material unregistered Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non-public information relating to Company Intellectual Property.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, record title of all Registered Company Intellectual Property is properly recorded in the name of Company or its Subsidiaries, as applicable, at the United States Patent and Trademark Office, United States Copyright Office (if applicable), and all similar foreign Intellectual Property registration offices (as applicable).

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened, and since January 1, 2021, the Company has not received any written notice or claim, (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2021, to the Knowledge of the Company, (i) no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the products and services of the Company and its Subsidiaries as currently made commercially available to third parties have not violated, misappropriated or infringed the Intellectual Property of any other Person.

(f)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2021, (i) the Company and each of its Subsidiaries has operated and conducted its business in compliance with all applicable Contracts and all applicable Laws, Judgments and Permits, as well as the Company’s own rules, policies and procedures, relating to the collection, use, storage and disposal of personal information (including health information) collected, used, or held for use by the Company in connection with the business of the Company and (ii) to the Knowledge of the Company, no Person has made any illegal or unauthorized use of Customer Data or Personal Data that was collected by or on behalf of the Company or any of its Subsidiaries that has legally required the Company or any of its Subsidiaries to provide any notices to data owners or any Governmental Authority in connection with an illegal or unauthorized disclosure of Customer Data or Personal Data, nor has the Company or any of its Subsidiaries provided any such notice.

(g)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the IT Systems are sufficient for the operation of the businesses of the Company and Subsidiaries as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in any substantial disruption or interruption in or to the use of such IT Systems or the conduct of the businesses of the Company or any Subsidiary.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could materially disrupt or materially and adversely affect the functionality of the IT Systems, or enable or assist any Person to access without authorization, any IT Systems.

Section 3.16     No Rights Agreement; Anti-Takeover Provisions.

(a)           The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)       Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

(c)          There is no any takeover-related provision in the Company Organizational Documents that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 3.17     Real Property.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances).  The real property that is the subject of the Company Leases constitutes all of the real property occupied or otherwise used by the Company and its Subsidiaries as of the date hereof, and such real property is in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is adequate and suitable for its current uses and purposes.

Section 3.18     Contracts.

(a)          Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Material Contracts in effect as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any Contract with Parent or any of its Affiliates or any Contract that is a Company Plan) that:

(i)         is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)          relates to the formation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)         provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $100,000, other than indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iv)        provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $100,000 (A) that was entered into after December 31, 2020 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $100,000 after the date of this Agreement;

(v)          is a Company Lease that requires, or is reasonably expected to require, payments by the Company or any of its Subsidiaries in excess of $100,000 in the fiscal year ended December 31, 2022 or any fiscal year thereafter;

(vi)        is a license or similar Contract with respect to core Intellectual Property or material Intellectual Property (other than (A) licenses for generally commercially available, “off-the-shelf” software programs that are available on standard, nondiscriminatory terms, including open source software, (B) non-exclusive licenses that are incidental to Contracts that primarily provide for a sale of products or services to customers or the purchase or use of equipment, reagents or other materials and that are not material to the conduct of the business of the Company or any of its Subsidiaries, as applicable, or (C) non-disclosure agreements, in each case, entered into in the ordinary course of business) that involved, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $300,000 in the fiscal year ended December 31, 2022 or any fiscal year thereafter;

(vii)       under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $1,500,000 in the fiscal year ended December 31, 2022 or any fiscal year thereafter;

(viii)       contains covenants that (A) materially limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic area, (B) contain any “most favored nation” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or (C) contain exclusivity obligations that materially limit the freedom or right of the Company or any of its Subsidiaries to develop, sell or distribute any products or services for any other Person;

(ix)       is a Contract between the Company or any Subsidiary of the Company, on the one hand, and, on the other hand, (A) any present executive, officer or director of either the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, any affiliate of any such executive, officer or director (other than the Company or any of its Subsidiaries), or (C) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed SEC Documents and other than any Company Plan or customary indemnification or confidentiality agreement with any such executive, officer or director;

(x)         grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property) owned by the Company or any of its Subsidiaries; or

(xi)         has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any commercial Contracts entered into in the ordinary course of business.

(b)          Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiaries that are a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) as of the date of this Agreement, the Company has not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract.  The Company has made available to Parent a copy of each of Material Contract as in effect as of the date hereof that is true and complete in all material respects.

Section 3.19     FCPA; Anti-Corruption; Sanctions.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2018, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other Bribery Legislation applicable to the Company or any of its Subsidiaries, (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (iv) or (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature.  The Company and its Subsidiaries, and, to the Knowledge of the Company, all entities acting on behalf of the Company or its Subsidiaries, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable national, regional or local anticorruption Law.  The books of account and other financial records of the Company and its Subsidiaries have been maintained in compliance in all material respects with all requirements of any applicable Bribery Legislation.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions or made any voluntary disclosures to any Governmental Authority, in each case involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees (i) is a Sanctioned Person, (ii) has, since January 1, 2018, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, since January 1, 2021, violated, or engaged in any conduct sanctionable under, any Sanctions Law, or, to the Knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 3.20     Regulatory Matters.

(a)        All of the products of the Company and its Subsidiaries that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) or other similar Governmental Authorities (“Regulated Products”) in other jurisdictions are being, and since January 1, 2021 have been, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, detailed and distributed by or on behalf of the Company and its Subsidiaries in compliance with Laws and Judgments applicable to the Company and its Subsidiaries, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All such Regulated Products have been and are being marketed, commercialized, and labeled solely for research use only purposes, consistent with FDA’s guidance document, Distribution of In Vitro Diagnostic Products Labeled for Research Use Only or Investigational Use Only (Nov. 25, 2013).  None of the Regulated Products have been marketed, commercialized, or labeled for clinical investigative use, diagnostic use, or any other clinical use.

(b)          The Company and its Subsidiaries have not been restrained by a Governmental Authority or other Person in their ability to conduct or have conducted the manufacturing, operation, storage, distribution, marketing, pricing, sale, promotion, advertising, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical, or other testing of the Company products.

(c)          As required under applicable Law or pursuant to an authorization, the Company has maintained, filed, or furnished to the FDA or other similar Governmental Authority all material filings, documents, claims, reports, notices, and other submissions (collectively “Reports”), required to be maintained, filed, or furnished to such Governmental Authority on a timely basis, and, at the time of maintenance, filing, or furnishing all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2021, (i) neither the Company nor, with respect to the products and services of the Company, any Person providing services to the Company has received any written notice, including any warning letter, untitled letter, cyber letter, reprimand, regulatory letter, FDA Form-483, Establishment Inspection Report, adverse inspectional findings, notice of an integrity re-view, notice of an investigation, request for corrective or remedial action, notice of other ad-verse finding, or notice of deficiency or violation, or similar communication from the FDA or any other Governmental Authority alleging that the Company, its operations, or the Company products and services are in violation of any applicable Law; and (ii) there is no Action pending or, to the Knowledge of the Company, threatened by the FDA or any other similar Governmental Authority (including, without limitation, foreign regulators, notified bodies, and state regulators with authority over medical product manufacturing, marketing, distribution, sale, or dispensing), in each case relating to any products of the Company or any of its Subsidiaries or the facilities at which such products are designed, manufactured, packaged, stored, or initially distributed.

(e)        To the Knowledge of the Company, since January 1, 2021, no director, officer, employee or agent of the Company or any of its Subsidiaries has, in connection with the business of the Company or any of its Subsidiaries, (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other similar Governmental Authority or in any documents or records required to be maintained under any FDA or other similar Governmental Authority requirements or regulations; or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other similar Governmental Authority or in any documents or records required to be maintained under any FDA or other similar Governmental Authority requirements or regulations.

Section 3.21     Insurance.  Section 3.21 of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries (the “Material Insurance Policies”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Material Insurance Policies is in full force and effect (except for policies that have expired under their terms in the ordinary course of business) and all premiums due and payable thereon have been paid.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice regarding any invalidation or cancellation of any Material Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.22     Trade Compliance.

(a)         Except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have at all times conducted all export and import activities in accordance with (i) all applicable U.S. export and re-export laws and regulations, including, the Export Control Reform Act of 2018 and, where applicable, the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, and their respective regulations, including but not limited to: the Export Administration Regulations, the Office of Foreign Asset Control Regulations and the International Traffic in Arms Regulations; (ii) all applicable U.S. import laws and regulations including but not limited to the U.S. customs laws and the U.S. foreign trade regulations; and (iii) all other U.S. or non-U.S. export control laws and import laws governing the conduct of the Company and its business (collectively (i) – (iii) shall be referred to as “Export and Import Laws”).

(b)         Except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have obtained all export licenses or other authorizations and/or properly invoked all license exceptions related to any activity governed by U.S. export control laws, including activities related to the export of articles and any authorizations (whether licenses, approvals, license exceptions or license exemptions) required for: (A) the export, import and re-export of technologies and data controlled by U.S. export control laws; (B) the release of technologies and software to non-U.S. nationals whether located in the United States or abroad; and (C) the performance of services rendered on behalf of any third party, such as the Company and its Subsidiaries’ grantors, customers and/or clients (“Export Approvals”); (ii) there are no pending or threatened actions against the Company with respect to any Export and Import Laws, or Export Approvals; and (iii) there are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiaries’ export or import transactions that may give rise to any future claims.

Section 3.23    Opinion of Financial Advisors.  The Company Board has received an opinion from William Blair & Company, L.L.C. to the effect that, as of the date of this Agreement, and based on and subject to the factors, assumptions, and limitations set forth therein, the Offer Price and the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than with respect to (a) shares of Company Restricted Stock, (b) Appraisal Shares and (c) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)).  Promptly following the execution of this Agreement (and in any event, within one day following the execution of this Agreement), the Company will make available to Parent, solely for informational purposes, a written copy of such opinion.

Section 3.24    Brokers and Other Advisors.  Except for William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25    No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III (as qualified by the Company Disclosure Letter), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.  Notwithstanding the foregoing, nothing in this Section 3.25 shall limit, affect, restrict, modify or impair a claim for Fraud.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization; Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State.  Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Parent’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent.  Parent is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub.

Section 4.02     Authority.

(a)          Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its board of directors and, except for the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, in accordance with the certificate of organization and bylaws of Merger Sub and the DGCL and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b)         The Parent Board, at a meeting duly called and held, has unanimously adopted resolutions authorizing and approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Offer and the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn.  The Board of Directors of Merger Sub has duly adopted resolutions (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Offer and the Merger, (ii) determining that it is in the best interests of the sole stockholder of Merger Sub for Merger Sub to enter into this Agreement and consummate the Transactions and declaring this Agreement and the Transactions advisable, (iii) directing that Merger Sub submit the adoption of this Agreement by written consent to the sole stockholder of Merger Sub in accordance with the terms of this Agreement and (iv) resolving to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn.

(c)          No vote of holders of capital stock of Parent is necessary to adopt or approve this Agreement or to approve the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d)         Neither Parent nor any of its Affiliates is subject to any “prior approval” requirement or agreement with the DOJ, FTC or any other antitrust authority that would be applicable to the Transactions.

Section 4.03  Non-contravention.  Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the Transactions, nor performance or compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (b) assuming that the consents, authorizations and approvals referred to in Section 4.04 are obtained prior to the Offer Acceptance Time or the Effective Time, as applicable, and the filings and registrations referred to in Section 4.04 are made and any waiting periods with respect to such filings have terminated or expired prior to the Offer Acceptance Time or the Effective Time, as applicable, (i) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Contract to which Parent, or Merger Sub is a party, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub.

Section 4.04    Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Offer Documents, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and (c) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub.

Section 4.05     Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.06     Sufficiency of Funds.  Parent currently has, and at all times from and after the date of this Agreement through the Effective Time will have, available to it, and Merger Sub will have at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price, the aggregate Merger Consideration and the consideration payable hereunder in respect of the Company Equity Awards and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement.  In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates, or any other financing transaction, be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.07   Brokers and Other Advisors.  Except for Perella Weinberg Partners, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.08     Information Supplied; Offer Documents.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time the Schedule 14D-9 (or any amendment or supplement thereto) is filed with the SEC or at the time the Schedule 14D-9 (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC, and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Offer Documents.

Section 4.09     Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or (b) Judgment imposed on or affecting Parent or Merger Sub, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 4.09 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising out of this Agreement or any Transaction Litigation.

Section 4.10    Ownership of Company Securities.  Neither Parent nor Merger Sub nor any of their Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL) (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby).

Section 4.11     No Other Company Representations or Warranties; Non-Reliance.

(a)          Except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and neither Parent nor Merger Sub has relied on or is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives in connection with the Transactions.

(b)          In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

Section 5.01     Conduct of Business.

(a)         Except (i) as required by applicable Law, Judgment or Governmental Authority, (ii) as required, expressly contemplated or expressly permitted by this Agreement or (iii) as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (x) carry on its business in all material respects in the ordinary course of business and (y) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other Persons with whom the Company or its Subsidiaries have significant business relationships substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b)         Except (i) as required by applicable Law, Judgment or Governmental Authority, (ii) as required, expressly contemplated or expressly permitted by this Agreement or (iii) as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)         (A) other than transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may (1) issue shares of Company Common Stock on the exercise, vesting or settlement of Company Equity Awards, in each case, outstanding on the date of this Agreement or granted after the date of this Agreement to the extent permitted by Section 5.01(b)(vii) of the Company Disclosure Letter or as required pursuant to currently existing obligations under any Company Plans, (2) issue shares of Company Common Stock on the exercise of purchase rights pursuant to the Company ESPP in accordance with the terms of the Company ESPP and the terms of this Agreement or (3) issue shares of Company Common Stock pursuant to the Company Warrant Certificate, (B) other than transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of Taxes with respect to Company Equity Awards pursuant to existing obligations under any Company Plans or pursuant to the Company Warrant Certificate), (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(ii)          (A) incur any new indebtedness for borrowed money (“Indebtedness”) except for (1) intercompany Indebtedness among the Company and its Subsidiaries, (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, (3) pursuant to the Parent Loan Agreement or (4) other Indebtedness in an aggregate principal amount not to exceed $250,000 or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;

(iii)        grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement or permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(iv)       sell, transfer, lease, sublease or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to Contracts in force on the date of this Agreement, (B) transfers among the Company and its Subsidiaries, (C) sales or dispositions of inventory or tangible personal property in the ordinary course of business or (D) with respect to Intellectual Property, non-exclusive licenses in the ordinary course of business;

(v)          make any loans, capital contributions or advances to any Person other than (A) trade credit and advances to customers in the ordinary course of business, (B) to the Company or any Subsidiary of the Company, (C) in connection with a transaction permitted under Section 5.01(b)(vii) or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $250,000;

(vi)       make or authorize capital expenditures for property, plant or equipment, except for those (A) that are materially consistent with the Company’s plan that was previously made available to Parent or (B) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(vii)        except as permitted under Section 5.01(b)(vi), make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person;

(viii)       except as required pursuant to the terms of any Company Plans, in each case, in effect on the date of this Agreement, (A) grant to any employee or other individual service provider any increase in compensation or benefits, (B) grant to any employee any increase in severance, retention or termination pay, (C) establish, adopt, terminate, enter into or amend any collective bargaining agreement (or any other Contract or other agreement with any labor organization) or any Company Plan (or any plan, program, agreement or arrangement that would be a Company Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, except for any non-material amendment to a Company Plan which does not result in a material increase in the cost of such Company Plan, (D) take any action to accelerate the vesting or payment of any rights or benefits under any Company Plan, (E) permit any participant contributions to be made or accumulated under the Company ESPP other than pursuant to any purchase period under the Company ESPP that is outstanding as of the date hereof, or authorize or commence any new purchase period under the Company ESPP, (F) take any action to fund any payments or benefits that are payable or to be provided under any Company Plan, (G) terminate without “cause” (1) any key employee or other key individual service provider of the Company or any of its Subsidiaries or (2) any employee or other service provider of the Company or any of its Subsidiaries with annual base compensation in excess of $175,000, (H) hire or engage any new employee or other individual service provider with annual base compensation in excess of $175,000, or (I) make any loan to any employee or other individual service provider of the Company or any of its Subsidiaries;

(ix)       make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S‑X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(x)          except in the ordinary course of business, make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period or make or change any material Tax election;

(xi)         (A) make, change or revoke any material Tax election with respect to the Company or its Subsidiaries, (B) file any material amended Tax Return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) relating to or affecting any material Tax liability of the Company or its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or its Subsidiaries, (E) settle or compromise any material Tax liability or Tax refund claim with respect to the Company or its Subsidiaries or (F) fail to pay any material Taxes when due (including any estimated Taxes), except, in each case, as required by applicable Law;

(xii)       (A) amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary of the Company in any manner materially adverse to Parent;

(xiii)     settle any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action if the amount to be paid by the Company or any of its Subsidiaries in any such settlements does not exceed $250,000 in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution); provided that no settlement of any pending or threatened Action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that actions by or against the Company or any of its Subsidiaries relating to Transaction Litigation shall be governed by Section 5.12 and not by this Section 5.01;

(xiv)       incur any capital expenditures in excess of the Company’s existing budget for capital expenditures as approved by the Company Board and made available to Parent;

(xv)        enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)    with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(xvii)      authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)         Subject to the other provisions of this Section 5.01, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02     Non-Solicitation; Change in Recommendation.

(a)          Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their respective officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, (i) immediately cease and cause to be terminated any solicitation activities, discussions or negotiations with any Persons with respect to a Takeover Proposal that existed on or prior to the date hereof, and use reasonable best efforts to cause any such Persons in possession of non-public information with respect to the Company or any of its Subsidiaries to return or destroy all such information and (ii) from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, knowingly facilitate (including by way of providing information) or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (B) engage in, continue or otherwise conduct or participate in any discussions or negotiations (except to notify any Person of the provisions of this Section 5.02), furnish to any other Person any non-public information, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or knowingly assist, facilitate, participate in or encourage any effort by any Person (including its financing sources and potential financing sources), in each case in connection with, or for the purpose of, encouraging a Takeover Proposal, (C) unless the Company Board or any committee thereof has determined in good faith, after consultation with financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, amend or grant any waiver or release under any “standstill” agreement or covenant with respect to any equity securities of the Company or any of its Subsidiaries, (D) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (E) enter into any merger agreement, acquisition agreement, letter of intent, term sheet, memorandum of understanding, partnership agreement, joint venture agreement, agreement in principle or other agreement providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement (each a “Company Acquisition Agreement”).  The Company shall promptly request the return or destruction of all confidential information furnished by or on its behalf to any Person and its Representatives with respect to a Takeover Proposal on or prior to the date hereof.  Any violation of any of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be the actions of the Company and a breach of this Section 5.02 by the Company.

(b)          Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date of this Agreement and prior to the Offer Acceptance Time, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from a breach of Section 5.02(a), and if the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to and in accordance with such Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.

(c)         At any time prior to the Offer Acceptance Time, the Company shall promptly (and in any event within 24 hours after receipt by a director or executive officer of the Company) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry, proposal, offer or request for information relating to or that would reasonably be expected to lead to a Takeover Proposal, and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and copies of any material documents evidencing or delivered in connection with such Takeover Proposal (and if such communication was made orally, a reasonably detailed written summary of such communication within 48 hours after such oral communication was made), and the Company shall keep Parent reasonably informed on a substantially current basis (and in any event within 24 hours (or, in the case of oral communications, 48 hours)) of any material developments, discussions or negotiations with respect to any such Takeover Proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) shall be subject to the terms of the Confidentiality Agreement.

(d)        Neither the Company Board nor any committee thereof shall (i) (A) withhold (in the case of the Company Board) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Company Board) or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) in the case of the Company Board, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d‑2 of the Exchange Act, (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 (it being understood that the Company Board or any committee thereof may, and may cause the Company to, make a customary “stop, look and listen” communication) (any action described in this clause (i), other than the actions in the foregoing parenthetical, being referred to as an “Adverse Recommendation Change”) or (ii) subject to Section 5.02(e), authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Company Acquisition Agreement.

(e)         Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the Offer Acceptance Time, but not after, the Company Board or any committee thereof may, in response to a written Takeover Proposal that did not result from a breach of this Section 5.02, (i) make an Adverse Recommendation Change or (ii) cause the Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Company Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the Company Board or any committee thereof shall not, and shall cause the Company not to, take any such action set forth in clause (i) or (ii) unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof and include copies of material documents evidencing or delivered in connection therewith (and if any such terms were communicated orally, a reasonably detailed written summary of such communication)), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose amendments to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period, the Company Board or any committee thereof shall have considered in good faith any proposals made in writing by Parent to amend the terms of this Agreement, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such proposals were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such Superior Proposal, this proviso shall again apply (but the four Business Day period shall instead be two Business Days)).

(f)          Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the Offer Acceptance Time, but not after, the Company Board or any committee thereof may make an Adverse Recommendation Change of the type described in clauses (A) or (D) of the definition thereof in response to an Intervening Event if the Company Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company Board or any committee thereof shall not, and shall cause the Company not to, take any such action unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of such Intervening Event), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose amendments to the terms of this Agreement such that failure to make such Adverse Recommendation Change would no longer be inconsistent with the directors’ fiduciaries under applicable Law and (C) following the end of such notice period, the Company Board or any committee thereof shall have considered in good faith any firm commitments made in writing by Parent to amend the terms of this Agreement, and shall have determined that failure to make such Adverse Recommendation Change would continue to be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect.

(g)         Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure of the Company Board to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law.

(h)          As used in this Agreement:

(i)          “Acceptable Confidentiality Agreement” means (A) any confidentiality agreement entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by this Section 5.02, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (B) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any Person or group of Persons;

(ii)     “Takeover Proposal” means any bona fide inquiry, proposal or offer from any Person or group (other than Parent or any of its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board or any committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (B) acquisition of 15% or more of the outstanding shares of Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 15% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board or any committee thereof) or 15% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions; provided that this Agreement and the Transactions shall not be deemed a Takeover Proposal;

(iii)     “Superior Proposal” means any bona fide written Takeover Proposal made by any Person or group (other than Parent or any of its Affiliates) after the date of this Agreement that the Company Board or any committee thereof has determined in its good faith judgment (A) would be more favorable from a financial point of view to the Company’s stockholders than the Transactions and (B) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing and other aspects of, and the identity of the Person making, such proposal and of this Agreement (including any modifications to the terms of this Agreement proposed by Parent); provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Takeover Proposal shall be deemed to be references to “more than 50%”; and

(iv)        “Intervening Event” means any effect, change, event or occurrence that has arisen or first became known following the date hereof, materially affects the business, assets, liabilities or operations of the Company, and (A) was not known or reasonably foreseeable, or the material consequences of which were not known, to the Company Board as of the date of this Agreement and (B) does not relate to or involve any Takeover Proposal.  For the avoidance of doubt, an Intervening Event shall not include (1) any event or development related to or arising out of the series of lawsuits filed by AbCellera Biologics Inc. (“AbCellera”) against the Company alleging that the Company has infringed upon certain U.S. patents of AbCellera or any settlement thereof, (2) changes in the financial or securities markets or general economic or political conditions in the United States, (3) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Company and any of its Subsidiaries operate or (4) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

Section 5.03     Efforts.

(a)          Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.03(c) and Section 5.03(d).

(b)         In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)          Each of the parties hereto agrees to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable.  Notwithstanding anything to the contrary herein, Parent is not obligated to (i) agree to any divestiture or other structural or behavioral remedy required by any Governmental Authority; (ii) litigate in order to avoid the entry of, or to have vacated or terminated any Restraint (whether temporary, preliminary or permanent) related to any Antitrust Laws; or (iii) oppose any injunction or initiate an Action to lift any injunction (if applicable) related to a private cause of action that would prevent the consummation of the Transactions.  Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the Closing.  Parent and the Company shall (A) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (B) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.  Neither Parent nor the Company shall commit to or agree with any Governmental Authority to delay closing the Transaction under any Antitrust Law without the prior written consent of the other party.

(d)          Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences.  Parent and the Company shall have the right to review in advance all written materials submitted to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that any such materials may be redacted (A) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”, in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

Section 5.04    Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”).  Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by Parent or the Company (a) that is consistent with the Announcement and the terms of this Agreement and does not contain any substantive information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement, (b) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions or (c) is made by the Company in compliance with Section 5.02 in connection with the matters contemplated by Section 5.02.

Section 5.05   Access to Information; Confidentiality.  Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, on reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent or its Representatives may reasonably request (other than, in each case, any information that is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties or  (iii) result in the loss of an attorney-client privilege, attorney work product protection or other legal privilege.  In any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or Judgment or risk waiver of such privilege or protection, including entering into a joint defense agreement, common interest agreement or other similar arrangement.  All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company.  Until the Effective Time, all information provided between the parties hereto and their Representatives shall be subject to the terms of the letter agreement dated as of July 11, 2023, by and between the Company and Parent (the “Confidentiality Agreement”) and shall be deemed to be “Confidential Information” thereunder.

Section 5.06     Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (ii) any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective present or former directors, officers and employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time).

(b)          For a period of six years from and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, (A) to the fullest extent permitted by applicable Law, jointly and severally indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time) and each individual who serves or served at the request of the Company or any of its Subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director, officer or employee of the Company or such Subsidiary or serves or has served at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification, advancement or reimbursement right of any Indemnitee) and (B) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors, officers and employees and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay, promptly after receipt by Parent of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to this Section 5.06(a) in advance of the final disposition of such matter (including any Action in connection with enforcing the indemnity and other obligations referred to in this Section 5.06), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under this Section 5.06(a).

(c)        The Company shall purchase, at or prior to the Closing, in consultation with Parent, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions.  Such prepaid “tail policy” shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)          The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).

(e)          In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(g)         Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided that if any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

Section 5.07     Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 5.08    Treatment of Company Warrant.  The parties hereto agree that the Company Warrant shall be treated in accordance with Section 4(b) of the Company Warrant Certificate.  The Company shall timely provide, in accordance with the provisions of the Company Warrant Certificate, any notices required to be provided to the holder of the Company Warrant in connection with the Merger prior to the Effective Time.  Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice before such notice is provided to the holder of the Company Warrant.

Section 5.09   Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.  Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 5.10    Resignations.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers, in their capacity as such, of the Company and its Subsidiaries as Parent requested by Parent, effective upon the Effective Time.

Section 5.11     Employee Matters.

(a)          During the period commencing at the Effective Time and ending on the first anniversary thereof (or if earlier, the date such Continuing Employee’s employment terminates for any reason) (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide (i) annual base salary or hourly wage rate to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who is an employee of the Surviving Corporation or one of its Subsidiaries following the Effective Time (each, a “Continuing Employee”) that is no less favorable than the annual base salary or hourly wage rate for such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits to Continuing Employees that are comparable in the aggregate to either (at Parent’s sole discretion): (x) the employee benefits (other than defined benefit pension benefits, retiree welfare benefits, severance benefits, deferred compensation, retention arrangements, change-in-control arrangements, long-term incentive compensation, and equity and equity-based arrangements (collectively, the “Excluded Benefits”)) provided to such Continuing Employee immediately prior to the Effective Time, or (y) the employee benefits (other than the Excluded Benefits) provided to similarly-situated employees of Parent and its Subsidiaries from time to time during the Continuation Period.

(b)         With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries in which any Continuing Employee will participate after the Effective Time, including any applicable “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and retirement plans), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize, for purposes of determining eligibility to participate and vesting, and solely with respect to vacation and paid time off, benefit accrual, each Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Closing Date (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary); provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)         Without limiting the generality of Section 5.11(a), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, all pre-existing conditions limitations, exclusions, actively-at-work requirements, waiting periods and any other restrictions that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods or other restrictions would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the full dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.  Notwithstanding the foregoing, Parent’s obligations under this Section 5.11(c) shall be conditioned on the Company using its commercially reasonable efforts to provide all information and assistance as Parent may reasonably request in connection with the benefits to be provided pursuant to this Section 5.11(c).

(d)         Unless otherwise directed in writing by Parent at least ten Business Days prior to the Closing Date, the Company will terminate each Company Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (collectively, the “Terminating Plans”).  The termination of the Terminating Plans shall be effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall provide Parent evidence that such resolutions to terminate the Terminating Plans have been adopted by the Company Board or the board of directors of a Subsidiary of the Company, as applicable.  The form and substance of such resolutions shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed.

(e)         No later than ten Business Days prior to the Closing Date, the Company shall provide Parent, for Parent’s review and approval, with calculations prepared to estimate the potential impact of Section 280G of the Code in respect of any payments or benefits provided or reasonably be expected to be provided in connection with the Transactions as well as an analysis of any strategies to mitigate the potential impact of Section 280G of the Code.

(f)         Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time.  The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan or arrangement for purposes of ERISA or otherwise or alter or limit the ability of Parent, the Surviving Corporation or any other Subsidiary or Affiliate of Parent to amend, modify or terminate any such plan or arrangement, and no Person shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.12     Transaction Litigation.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the Transactions (collectively, “Transaction Litigation”) of which Parent or the Company, as applicable, obtains Knowledge and shall keep the other party reasonably informed regarding any Transaction Litigation.  Each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation.  Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Section 5.12, (a) in the event of any conflict with any other covenant or agreement contained in Section 5.03 that expressly addresses the subject matter of this Section 5.12, Section 5.03 shall govern and control, and (b) any suit, action or proceeding relating to any Appraisal Shares shall be governed by Section 2.07(b).

Section 5.13     Stock Exchange De-listing.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of NASDAQ to cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time (in any event no more than ten days after the date of the Closing) and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.14   Rule 14d‑10 Matters.  Prior to the Offer Acceptance Time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.15    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by or on behalf of Parent, the Surviving Corporation or Merger Sub, when due and payable.

Section 5.16    Notice of Certain Events.  The Company shall use reasonable best efforts to notify Parent and Merger Sub, and Parent and Merger Sub shall use reasonable best efforts to notify the Company, as promptly as reasonably practicable, in each case after obtaining Knowledge of (and subject to the other terms and conditions hereof): (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time that individually or in the aggregate causes or is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein that would result in the failure of a condition set forth in paragraph (c) or (d) of Annex I to be satisfied (in the case of the Company) or would prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger (in the case of Parent and Merger Sub); provided that the delivery of any notice pursuant to this Section 5.16 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

ARTICLE VI

Conditions to the Merger

Section 6.01     Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          No Restraints.  No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger; and

(b)        Consummation of Offer.  Merger Sub shall have irrevocably accepted for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant of the Offer.

ARTICLE VII

Termination

Section 7.01     Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Offer Acceptance Time (except as otherwise expressly noted):

(a)           by the mutual written consent of the Company and Parent;

(b)           by either of the Company or Parent:

(i)           if the Offer Acceptance Time shall not have occurred on or prior to the date that is four months following the date hereof (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Offer Acceptance Time to occur on or before the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii)         if any Restraint having the effect set forth in paragraph (b) of Annex I shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance or entry of such Restraint, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such Restraint in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing provision);

(c)           by Parent:

(i)           if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Annex I and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 30 calendar days after written notice of such breach or failure to perform is given by Parent to the Company and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)        if the Company Board or a committee thereof shall have made an Adverse Recommendation Change or if the Company shall have committed a Willful Breach of Section 5.02; or

(d)           by the Company:

(i)           if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 30 calendar days after written notice of such breach or failure to perform is given by the Company to Parent and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)         in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(e)(ii); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a); or

(iii)        if (A) Merger Sub shall have failed to commence the Offer in accordance with Section 1.01(a) or (B) Merger Sub fails to irrevocably accept for payment the shares or Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer within the time and on the terms set forth in Section 1.01(b).

Section 7.02     Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud.  No termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms.

Section 7.03     Termination Fees.

(a)          Company Termination Fee.

(i)           In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds, in the case of clause (A), within two Business Days after such termination or in the case of clause (B), simultaneously with such termination.

(ii)         In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) and, at the time of such termination (or, if earlier, at the termination or expiration of the Offer), the Minimum Condition was not satisfied but all of the other Offer Conditions were satisfied and (B) (1) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to such termination and (2) within twelve months after the date this Agreement is terminated, the Company consummates, or enters into a definitive agreement providing for, a Takeover Proposal, then the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds, within two Business Days after the consummation of such Takeover Proposal.  For purposes of this Section 7.03(a)(ii), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(iii)         In no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(iv)         In the event the Company Termination Fee is paid to Parent in circumstances under which such fee is payable pursuant to this Section 7.03(a), payment of the Company Termination Fee (plus any additional amounts payable pursuant to the last two sentences of Section 7.03(b)) shall, subject to Section 8.08, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of Fraud or Willful Breach on the part of the Company.

(b)        Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) without these agreements, neither Parent nor the Company would enter into this Agreement.  Further, if the Company fails to promptly pay the Company Termination Fee when due pursuant to this Section 7.03, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such fee becomes past due.  In addition, if the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Company Termination Fee.

ARTICLE VIII

Miscellaneous

Section 8.01     No Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time.

Section 8.02    Amendment or Supplement.  Subject to compliance with applicable Law, at any time prior to the Offer Acceptance Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.  This Agreement may not be amended or supplemented after the Offer Acceptance Time.

Section 8.03   Extension of Time, Waiver, Etc.  At any time prior to the Offer Acceptance Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05    Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.  Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.06    Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the Company Disclosure Letter, together with the Company Support Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and does not confer on any Person other than the parties hereto any rights or remedies hereunder, except for:  (i) if the Offer Acceptance Time occurs, the right of the Company’s stockholders that validly tendered their shares of Company Common Stock in the Offer to receive the Offer Price in respect of such shares; (ii) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (iii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03; (iv) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; and (v) the rights of the Company Related Parties set forth in Section 7.03(a)(iv), which are intended for the benefit of and shall be enforceable by the Persons referred to in clauses (i) through (v) above.

Section 8.07     Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)          All Actions arising out of or relating to this Agreement or the Transactions, whether in Law or in equity, whether in Contract or tort or otherwise, shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”).  The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Delaware Courts, (iii) agree to not contest the jurisdiction of the Delaware Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Courts, except for Actions brought to enforce the judgment of any such court.  The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.07(b) and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process on such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth in Section 8.10 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08     Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions.  Each party hereto acknowledges and agrees that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company, Parent nor Merger Sub would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.  The election of Parent to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent from seeking to terminate this Agreement or pursue the Company Termination Fee and/or damages for liability of the Company for Fraud or Willful Breach.  Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 8.09     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR CONTROVERSY THAT MAY, DIRECTLY OR INDIRECTLY, RELATE TO OR ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10     Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (but only if confirmation of receipt of such email is requested and received; provided that the recipient shall use reasonable best efforts to confirm receipt promptly on request) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery), or by registered or certified United States mail, postage prepaid, return receipt requested, to the applicable party at the following street or email address(es):

If to Parent or Merger Sub, to it at:

Bruker Corporation
40 Manning Road
Billerica, MA 01821
Attention:	Office of General Counsel
Email:	[]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	Robert W. Dickey
Email:	robert.dickey@morganlewis.com

If to the Company, to it at:

PhenomeX Inc.
5858 Horton Street, Suite 320
Emeryville, CA 94608
Attention:	Scott Chaplin
Email:	[]

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY  10022
Attention:	Damien R. Zoubek
Oliver J. Board
Email:	damien.zoubek@freshfields.com
oliver.board@freshfields.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11     Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.12     Definitions.

(a)          As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, prior to the Effective Time, in no event shall the Company or any of its Subsidiaries be deemed to be an “Affiliate” of Parent or any of its Subsidiaries nor shall Parent or any of its Subsidiaries be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and any foreign direct investment laws.

“Bribery Legislation” means all applicable Laws relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in New York City or the Secretary of State are authorized or required by Law to be closed.

“Company Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA or treated as part of the same “controlled group” pursuant to Section 4001(a)(14) of ERISA.

“Company Equity Plans” means the Company’s 2011 Equity Incentive Plan, the Company’s 2020 Incentive Award Plan, the IsoPlexis Corporation 2014 Stock Plan, and the IsoPlexis Corporation 2021 Omnibus Incentive Compensation Plan, each as may be amended from time to time.

“Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan.

“Company Intellectual Property” means all material Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Organizational Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, practice, agreement or other arrangement covering any current or former employee, director, consultant or other individual service provider, that is (i) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), including any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, phantom stock or other stock-based agreement, program or plan, (iii) an individual employment, consulting, severance, termination, retention, change in control or other similar agreement or (iv) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, sick pay, paid time off, supplemental unemployment compensation, employee loan, Tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, salary continuation, severance or termination pay, cafeteria, flexible spending, fringe benefit or other benefit or compensation plan, program, policy, practice, agreement or other arrangement, in each case that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company Restricted Stock” means any issued and outstanding share of Company Common Stock, whether or not granted under or pursuant to a Company Equity Plan, that is not vested or is subject to a repurchase option (at no more than cost), risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, in each case including any shares of Company Common Stock that, as a result of the transactions contemplated by this Agreement, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Company Termination Fee” means an amount in cash amount equal to $3,769,099.18.

“Company Warrant” means the warrant issued by the Company to Perceptive Credit Holdings III, LP on March 20, 2023 exercisable to purchase up to 496,560 shares of Company Common Stock, subject to adjustment as set forth in the Company Warrant Certificate.

“Company Warrant Certificate” means the Warrant Certificate between the Company, IsoPlexis Corporation and Perceptive Credit Holdings III, LP, issued on December 30, 2020 and as amended on March 20, 2023.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other legally binding agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“Customer Data” means all non-public data collected, stored or processed by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

“De Minimis Inaccuracies” means any inaccuracies in the representations and warranties of the Company set forth in Section 3.02(a) that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company.

“Encumbrance” means any mortgage, deed of trust, lease, license, covenant, restriction, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect.

“Environmental Laws” means applicable Laws governing pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), human health and safety, or the production, manufacture, use, storage, treatment, processing, distribution, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fraud” means actual, not constructive, common law fraud under the Laws of the State of Delaware with respect to the representations and warranties made in this Agreement and the agreements delivered in connection therewith.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency or department, commission or authority or other legislative, notified body, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, ignitable, corrosive, reactive, infectious, disease-causing or hazardous substance, material, waste, chemicals or agent, including all substances, materials, wastes, chemicals or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, service mark, trade name, business name or brand name; any copyright, copyright registration, design, design registration or database rights; any internet domain name; and trade secret, confidential know-how, or other confidential and proprietary information.

“IRS” means the Internal Revenue Service.

“IT Systems” means all Software, firmware, hardware, peripherals, networks, interfaces, platforms and related systems, technical databases, websites and equipment used by the Company to process, store, maintain and operate data, information and functions that are used in connection with the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12(a) of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and its Subsidiaries primarily responsible for such matters, and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of any of the officers or directors of Parent or Merger Sub after having made reasonable inquiry of those employees of Parent and its Subsidiaries primarily responsible for such matters.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, shall constitute a Material Adverse Effect: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics (including the COVID-19 pandemic) or other disease outbreaks or Laws or directives (including any COVID-19 Measures) issued by a Governmental Authority in response to any epidemic, pandemic (including COVID-19) or other disease outbreak, (F) any action taken by Parent or any of its Affiliates, (G) any change or prospective change in the Company’s credit ratings, (H) any decline in the market price, or change in trading volume, of the capital stock of the Company or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (G), (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (I) hereof) is a Material Adverse Effect); provided further that any effect, change, event or occurrence referred to in clause (i) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and appropriately reserved for in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses granted to third parties in the ordinary course of business, (vi) leases, subleases, licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions), (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) Liens discharged at or prior to the Effective Time and (ix) such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“Registered Company Intellectual Property” means all Company Intellectual Property that consists of issued patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered).

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria, and the Crimea region or so-called Donetsk People’s Republic or Luhansk People’s Republic in Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Software” means all computer programs, proprietary software, including any software implementations of algorithms, hardware, models and methodologies, whether in source code or object code, operating systems, design documents, website code, operating systems and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, abandoned property or escheat, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, (iii) license, registration and documentation fees and (iv) customs duties, tariffs, and similar charges.

“Tax Return” means any return, form, statement, report, claim for refund, declaration of estimated Taxes, information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case with respect to Taxes and filed or required to be filed with any Governmental Authority, including any consolidated, combined or unitary tax return.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Offer and the Merger.

“Willful Breach” means a breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge by such party that the taking of such act or failure to take such action would cause a breach of this Agreement.

(b)          The following terms are defined on the page of this Agreement set forth after such term below:

Term	Section
AbCellera	Section 5.02(h)(iv)
Acceptable Confidentiality Agreement	Section 5.02(h)(i)
Action	Section 3.09
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.06(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.05
Claim	Section 5.06(g)
Closing	Section 1.04
Closing Date	Section 1.04
Code	Section 2.02(g)
Company	Preamble
Company Acquisition Agreement	Section 5.02(a)
Company Board	Recitals
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Disclosure Letter	Article III
Company Equity Award Schedule	See
Company Equity Awards	Section 2.03(c)
Company Option	Section 2.03(a)
Company Preferred Stock	Section 3.02(a)

Company Related Parties	Section 7.03(a)(iv)
Company RSU	Section 2.03(c)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Company Support Agreement	Recitals
Compensation Committee	Section 5.14
Confidentiality Agreement	Section 5.05
Continuation Period	Section 5.11(a)
Continuing Employee	Section 5.11(a)
Delaware Courts	Section 8.07(b)
Depository Agent	Section 2.02(a)
DGCL	Section 1.03
Effective Time	Section 1.05
Environmental Permits	Section 3.14
Exchange Act	Section 3.05
Excluded Benefits	Section 5.11(a)
Expiration Time	Section 1.01(d)
Export and Import Laws	Section 3.22(a)
Export Approvals	Section 3.22(b)
FDA	Section 3.20(a)
Filed SEC Documents	Article III
Final Offering	Section 2.05
Grant Date	Section 3.02(d)
Indebtedness	Section 5.01(b)(ii)
Indemnitee	Section 5.06(a)
Initial Expiration Time	Section 1.01(d)
Intervening Event	Section 5.02(h)(iv)
Judgment	Section 3.09
Laws	Section 3.10(a)
Material Contract	Section 3.18(a)
Material Insurance Policies	Section 3.21
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Minimum Condition	Annex I
Nasdaq	Section 1.01(e)(iii)
Offer	Recitals
Offer Acceptance Time	Section 1.01(b)
Offer Conditions	Section 1.01(b)
Offer Documents	Section 1.01(h)
Offer Price	Recitals
Offer to Purchase	Section 1.01(c)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Board	Recitals
Parent Loan Agreement	Recitals

Paying Agent	Section 2.02(a)
Paying Agent Agreement	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.10(b)
Regulated Products	Section 3.20(a)
Reports	Section 3.20(c)
Restraints	Section 6.01(a)
Schedule 14D-9	Section 1.02(a)
Schedule TO	Section 1.01(h)
SEC	Section 1.01(e)(iii)
Secretary of State	Section 1.05
Securities Act	Section 3.02(c)
Stockholder List Date	Section 1.02(b)
Superior Proposal	Section 5.02(h)(iii)
Surviving Corporation	Section 1.03
Takeover Law	Section 3.16(b)
Takeover Proposal	Section 5.02(h)(ii)
Terminating Plans	Section 5.11(d)
Transaction Litigation	Section 5.12

Section 8.13    Fees and Expenses.  Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement, except that Parent shall be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations.

Section 8.14     Interpretation.

(a)          When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room maintained by or on behalf of the Company in connection with the Transactions, (ii) filed or furnished to the SEC or (iii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives, in each case prior to the execution of this Agreement.  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and including (in the case of statutes) any rules or regulations promulgated thereunder.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BRUKER CORPORATION

By:	/s/ Mark R. Munch
Name: Mark R. Munch, Ph.D.
Title: President, BNANO

BIRD MERGERSUB CORPORATION

By:	/s/ Mark R. Munch
Name: Mark R. Munch, Ph.D.
Title: President

[Signature Page to Agreement and Plan of Merger]

PHENOMEX INC.

By:	/s/ Siddhartha Kadia
Name: Siddhartha Kadia
Title: Chief Executive Officer

ANNEX I
Conditions to the Offer

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Merger Sub’s right to extend and amend the Offer pursuant to the provisions of the Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions shall not have been satisfied or waived by Parent and Merger Sub (to the extent such waiver is permitted by applicable Law):

(a)         Minimum Condition.  The number of shares of Company Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the shares of Company Common Stock then owned by Merger Sub, shall represent at least one share more than 50% of the then outstanding shares of Company Common Stock (the “Minimum Condition”);

(b)          No Restraints.  No Restraint shall be in effect enjoining or otherwise prohibiting consummation of the Offer or the Merger;

(c)         Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.02(a) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any De Minimis Inaccuracies, (ii) set forth in Section 3.01, Section 3.02 (other than Section 3.02(a)), Section 3.03, Section 3.04, Section 3.05, Section 3.23 and Section 3.24 (A) that are not qualified by “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) that are qualified by “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.08(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, and (iv) set forth in Article III, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph (c), shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)          Compliance with Covenants.  The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(e)          Officer’s Certificate.  Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions set forth in paragraphs (c) and (d) of this Annex I have been satisfied; and

(f)           No Termination of Agreement.  The Agreement shall not have been terminated in accordance with its terms.

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

EXHIBIT A

Amended and Restated Certificate of Incorporation of PhenomeX Inc.

The name of the corporation formed hereby is PhenomeX Inc. (the “Corporation”).

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808 County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

The total number of shares of stock which the Corporation shall have authority to issue is one thousand hundred (1,000) shares of common stock, $0.001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of the Corporation (the “Bylaws”) by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to, modification of, or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any state of facts existing or any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Section 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

The indemnification provided by this Section 9 is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee (defined below).  The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person (the “Indemnitee”) made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

As between the Corporation and affiliates of the Corporation (other than its direct or indirect subsidiaries) who provide indemnification to the Indemnitees for their service to, or on behalf of, the Corporation (collectively, the “Affiliate Indemnitors”) (i) the Corporation is the indemnitor of first resort with respect to all claims indemnifiable pursuant to Section 9(a) against any such Indemnitee (i.e., the Corporation's obligations to such Indemnitees are primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same loss or liability incurred by such Indemnitees is secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee), without regard to any rights any such Indemnitee may have against any Affiliate Indemnitor and (iii) the Corporation irrevocably waives, relinquishes and releases each Affiliate Indemnitor from any and all claims against such Affiliate Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation shall indemnify each Affiliate Indemnitor directly for any amounts that such Affiliate Indemnitor pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Corporation pursuant to Section 9(a). No advancement or payment by any Affiliate Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation.

Neither any amendment nor repeal of this Section 9, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Section 9, shall eliminate or reduce the effect of this Section 9 in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Section 9, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

The Board reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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